Exhibit 8.3

October 25, 2011

Southern Union Company

5051 Westheimer Road

Houston, TX 77056

Gentlemen:

We have acted as special tax counsel to Southern Union Company (“Southern Union”), in connection with the merger (as set forth in the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011 (as amended through the date hereof, and including any Exhibits thereto, the “Agreement”), entered into by and among Energy Transfer Equity, L.P. (“ETE”), Sigma Acquisition Corporation (“Merger Sub”), and Southern Union) of Merger Sub with and into Southern Union, with Southern Union as the surviving entity (the “Merger”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and of ETE’s Registration Statement Under the Securities Act of 1933 on Form S-4 (File No. 333-175461) filed with the Securities and Exchange Commission (the “Registration Statement”), and such matters of law and such corporate records, agreements, documents, and other instruments as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have also made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. This opinion assumes that (1) the Merger and all related transactions set forth in the Agreement will, when implemented, take place in accordance with the steps set forth in the Agreement, (2) the covenants set forth in section 5.15 of the Agreement will be fully complied with, and (3) all of the factual information, descriptions, representations, and assumptions set forth in this letter, the Agreement, and the Registration Statement are accurate and complete and will be accurate

Southern Union Company	-2-	October 25, 2011

and complete at the time of the Merger. We have not verified any factual matter relating to the Merger in connection with or apart from the preparation of this opinion and, accordingly, our opinion does not take into account any factual matter not set forth herein or therein which might have been disclosed by independent verification. If any of the matters described in this paragraph or in the preceding paragraph were incorrect, our opinion might change.

Based upon the foregoing, and subject to the qualifications stated herein, the discussion under the heading “— U.S. Federal Income Tax Consequences of the Merger” (within the section captioned “Material U.S. Federal Income Tax Consequences”), constitutes the opinion of Roberts & Holland LLP (so long as the facts, representations, and assumptions upon which such discussion is based are accurate). As stated in the Registration Statement, we do not express any opinion with respect to: (i) treatment and possible recharacterization of the “redemption transaction” (as defined in the Registration Statement) and consequences thereof; (ii) possible application of rules relating to “debt-financed transfers of consideration by partnerships”; (iii) possible application of rules relating to “constructive sales”; (iv) a stockholder’s ability to identify specifically which of such stockholder’s shares will be considered to have been sold in the “sale transaction” (as defined in the Registration Statement), which shares will be considered to have been redeemed in the redemption transaction, and which shares will be considered to have been exchanged for ETE common units; and (v) matters as to which we are relying on the opinion to be provided before the consummation of the merger by Bingham McCutchen LLP, described in the Registration Statement and in the Agreement, to the effect that, for United States Federal income tax purposes, ETE should not be treated as an “investment company” for purposes of section 721(b) of the Internal Revenue Code (the “Code”), and on the opinion to be provided before the consummation of the merger by Latham & Watkins LLP, described in the Registration Statement and in the Agreement, to the effect that, for United States Federal income tax purposes, 90% of the gross income of ETE constitutes “qualifying income” within the meaning of section 7704(d) of the Code and that ETE will be treated as a partnership for United States Federal income tax purposes pursuant to section 7704(c) of the Code. We have assumed, and do not express any independent opinion on, the correctness of the conclusions in such opinions.

The opinion herein is limited to the Federal income tax laws of the United States as of the date hereof, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. We express no opinion on any matter other than the matters set forth in the immediately preceding paragraph hereof. Any change in applicable law or in the facts or documents on which our opinion is based or any inaccuracy of the representations or assumptions on which we have relied may affect the validity of the foregoing opinion. Our conclusions are based on the Code and administrative and judicial guidance and interpretations promulgated thereunder or applicable thereto, all as in effect on the date hereof or as assumed to apply as described herein. The Code,

Southern Union Company	-3-	October 25, 2011

Regulations promulgated by the Treasury Department, and interpretations of the courts and the Internal Revenue Service are subject to change at any time, and, in some circumstances, with retroactive effect. Any such change after the date of this letter could affect our opinion herein. We undertake no obligation to update this letter in the event of a change in the legal authorities, facts, or documents on which our opinion is based or of any inaccuracy of the representations or assumptions on which we have relied in rendering this opinion. An opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

This opinion is rendered solely for the benefit of you and your shareholders in connection with the transactions described above. We consent to the references to us under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement and to the discussion of this opinion in the prospectus forming part thereof, but this opinion may not otherwise be used or relied upon by any person other than you and your shareholders and may not otherwise be disclosed, quoted, filed with a governmental agency, or referred to without our prior written consent. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Roberts & Holland LLP

ROBERTS & HOLLAND LLP